Exhibit 99

                                 FARMER MAC NEWS

FOR IMMEDIATE RELEASE                                       CONTACT
December 2, 2005                                            Mary K. Waters
                                                            202-872-7700

          Farmer Mac Reports Officers' Adoption of 10b5-1 Trading Plans

     Washington, D.C. -- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) reported that two of its officers have adopted prearranged trading plans in accordance with Securities and Exchange Commission Rule 10b5-1 and Farmer Mac's policy on securities trades by company personnel. The plans were entered into by the officers for personal financial planning purposes.

     Under Rule 10b5-1, directors and officers of a company may adopt a prearranged plan or contract for the sale of the company's securities under specified conditions and times if the person has no material non-public information about the company. The plans adopted by the officers relate to Farmer Mac Class C Non-Voting Common Stock (NYSE: AGM). The plans, adopted by Henry D. Edelman, President and CEO, and Nancy E. Corsiglia, Vice President and CFO, were entered into with respect to options to purchase shares of Class C Stock that will expire by their terms in 2007 and 2010.

     Each plan provides for sales to commence no earlier than December 20, 2005 and directs Bear Stearns to exercise the options from time to time, as market conditions warrant, not later than December 15, 2006, and to execute the sale of a certain number of shares of Class C Stock with time, price and amount discretion in the sale of the Class C Stock vested in Bear Stearns. Mr. Edelman's plan provides for the exercise of options to purchase 180,305 shares with not more than 50,000 shares to be sold on any day and Ms. Corsiglia's plan provides for the exercise of options to purchase 72,302 shares with not more than 30,000 shares to be sold on any day.

     Farmer Mac is the stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans.

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